EXHIBIT 99.1

Educational Development Corporation Announces Record Results for Third Quarter of Fiscal Year 2016 and December 2015

TULSA, Okla., Jan. 14, 2016 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) announces record net revenues for the fiscal quarter and nine months ended November 30, 2015.

Net revenues for the quarter ended November 30, 2015, were a Company record of $24,424,200 when compared to $10,936,500 for the same quarter last year, an increase of 123%.  Net earnings were $1,258,500 compared to $526,400, an increase of 139% over last year.

Net revenues for the home business division, Usborne Books & More (“UBAM”) were $21,781,700 for the third quarter of fiscal year 2016, compared to $7,937,900 for the same period in fiscal year 2015, up 174%.  The net revenue gain was primarily driven by new sales associates joining our organization during this quarter, 7,341 compared to 2,262 in the third quarter last year, an increase of 225%.  The net sales increase continued in December with record sales of $7,140,000 compared to $2,249,100 last December, an increase of 217%.

The publishing division, EDC Publishing, experienced a 12% decline in net revenue for the quarter ended November 30, 2015.  This decrease is somewhat in line with national statistics for the retail market in our category.

Net revenues for the nine months ended November 30, 2015, were a Company record of $46,668,800 when compared to $24,923,000 for the same nine month period last year, up 87%.  Net earnings were $2,227,500 compared to $762,200 for the same period last year, an increase of 192%.

Net revenues for UBAM were $37,732,600 for the first nine months of fiscal year 2016, compared to $15,900,400 for the same period in fiscal year 2015, an increase of 137%.  The net revenue gain was primarily driven by the amount of active consultants now numbering over 17,000 which is a 119% increase over last year.

The record net revenue months continued in December with net revenue of $7,857,500 compared to $3,223,300 for the same month last year, an increase of 144%.

The extraordinary growth in sales necessitated the Company to acquire larger facilities to accommodate the distribution of its products.  In December, the Company purchased, for $23,000,000, a 40 acre, 401,000 square foot combination warehouse and office space.  The Company has entered into a favorable agreement that allows the former owner to lease back their currently occupied office space of 181,000 square feet for 15 years.  The lease payments over the 15 years will exceed the mortgage payments incurred in the purchase of the building.  The Company will occupy 220,000 square feet of office and warehouse space which will more than double the current space.  The property has 15 acres of vacant land that can be utilized for future expansion.  The Company has also entered into a Purchase Agreement for the sale of our existing property and expects to close the sale in February.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Three Months Ended November 30,		Nine Months Ended November 30,
	2015	2014	2015	2014

NET REVENUES	$24,424,200	$10,936,500	$46,668,800	$24,923,000
EARNINGS BEFORE INCOME TAXES	2,033,100	858,200	3,603,800	1,254,100
INCOME TAXES	774,600	331,800	1,376,300	491,900
NET EARNINGS	$1,258,500	$526,400	$2,227,500	$762,200

BASIC AND DILUTED EARNINGS
PER SHARE:
BASIC AND DILUTED	$0.31	$0.13	$0.55	$0.19

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
BASIC	4,055,756	4,009,418	4,044,622	3,998,050
DILUTED	4,060,293	4,009,418	4,046,192	3,998,050

About Educational Development Corporation

Educational Development Corporation sells children’s books, including Usborne Books and the Kane Miller line of international children’s titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet.  More than 1,600 different titles are available for children of all ages, with periodic new additions.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522